================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) March 18, 2002


                           EXCHANGE APPLICATIONS, INC.
                           ---------------------------
               (Exact Name of Registrant as Specified in Charter)



          DELAWARE                      0-24679                 04-3338916
          --------                      -------                 ----------
(State or Other Jurisdiction          (Commission              (IRS Employer
      of Incorporation)               File Number)           Identification No.)


                  89 South Street, Boston, Massachusetts 02111
                  --------------------------------------------
               (Address of Principal Executive Offices) (ZIP Code)


        Registrant's telephone number, including area code (617) 737-2244
                                                           --------------

================================================================================

         ITEM 5.    OTHER EVENTS.
                    ------------

                  On March 11, 2002, the Board of Directors of Exchange Applications, Inc. (the "Company") approved a one-for-thirty (1:30) reverse stock split of the Company's common stock, par value $0.001 per share (the "Common Stock"). The reverse stock split became effective as of 5:00 p.m., eastern time, on March 18, 2002.

                  At the Company's special meeting of stockholders held on February 27, 2002, the stockholders granted the Board of Directors authority to either (i) effect a reverse stock split of the Company's Common Stock in either a one-for-ten (1:10), one-for-twenty (1:20), one-for-thirty (1:30), or one-for-forty (1:40) ratio or (ii) increase the number of authorized shares of Common Stock from 150,000,000 to 400,000,000.

                  The Board of Directors approved a one-for-thirty (1:30) reverse stock split in order to maintain compliance with Nasdaq's $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market and to also attract new investors to the Company.

                  As a result of the reverse stock split, each 30 issued and outstanding shares of Common Stock will be exchanged for one new share of Common Stock. The shares of Common Stock underlying the Company's preferred stock and other derivative securities will be similarly adjusted. Fractional shares resulting from the reverse stock split will be settled by cash payment.

                  The Company's new Common Stock began trading on the Nasdaq National Market on Tuesday, March 19, 2002. The Company's new Common Stock will continue to be traded under the symbol EXAP. However, a "D" will be attached to the symbol ("EXAPD") for 20 trading days to indicate the reverse stock split. A new CUSIP number (300867306) has been issued for the Company's new Common Stock to distinguish stock certificates issued after the effective date of the reverse stock split. The Company's old CUSIP number was 300867108.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   EXCHANGE APPLICATIONS, INC.



                                   By:   /s/J. Christopher Wagner
                                         -------------------------------------
                                         J. Christopher Wagner
                                         President, CEO, and Director
Dated:  March 19, 2002